Exhibit 3.1

AZUL S.A.
Publicly-held Company
CNPJ/MF No. 09.305.994/0001-29
NIRE 35.300.361.130 – CVM 24112

BYLAWS

Chapter I
CORPORATE NAME, DURATION, REGISTERED OFFICE, PURPOSE AND JURISDICTION

Article 1 - Azul S.A. ("Company") is a company, governed by these Bylaws and the applicable legislation, in particular Brazilian Law No. 6404, dated December 15, 1976, and its subsequent amendments ("Brazilian Corporation Law") and by the Level 2 Corporate Governance Listing Regulations of B3 S.A. - Brasil, Bolsa, Balcão ("B3") ("Level 2 Regulations").

Sole Paragraph - With the admission of the Company to the special listing segment Level 2 Corporate Governance Listing Regulations of B3, the Company, its shareholders, managers and members of the Fiscal Council, if established, are subject to the provisions of the Level 2 Regulations.

Article 2 - The Company has an indefinite term of duration.

Article 3 - The Company's registered office and jurisdiction are located in the municipality of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues, No. 939, 8th floor, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, Zip Code 06460-040.

Sole Paragraph - By resolution of the Executive Board, the Company may open or close branches, agencies, offices and representations and any other places of business necessary to conduct the Company's activities anywhere nationally or internationally.

Article 4 - The Company's corporate purpose is to hold direct or indirect stakes in other companies of any kind whose activities include: (a) the operation of scheduled and non-scheduled air transportation services for passengers, cargo or postal mail bags, both nationally and internationally, in accordance with licenses granted by the appropriate authorities; (b) the operation of ancillary air transportation service activities, including charter services for passengers, cargo and postal mail bags; (c) the provision of maintenance and repair services for aircraft, engines, parts and components, whether owned or third-party; (d) the provision of aircraft hangar services; (e) the provision of ground handling ramp and runway services, inflight catering supplies and aircraft cleaning; (f) the acquisition and leasing of aircraft and other related assets; (g) the development and management of its own or third-party customer loyalty programs; (h) the sale of award redemption rights under the customer loyalty program; (i) the operation of Travel and Tourism Agencies; (j) the development of other activities that are connected, incidental, ancillary or related to the above activities; and (k) holding interests in other companies.

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Chapter II
SHARE CAPITAL AND SHARES

Article 5 - The Company's capital stock, fully paid in Brazilian currency, is R$21,756,852,177.39 (twenty one billion, seven hundred and fifty six million, eight hundred and fifty two thousand, one hundred and seventy seven reais and thirty nine centavos), divided into 364,872,345 (three hundred and sixty four million, eight hundred and seventy two thousand, three hundred and forty five) common shares, all registered and without par value.

Paragraph 1 - All of the Company's shares are registered shares, with the option of being held in book-entry form, in which case they shall be held in deposit accounts opened in the name of their holders, at a financial institution duly authorized by the Brazilian Securities and Exchange Commission ("CVM"), and the shareholders may be charged fees as permitted under Paragraph 3 of article 35 of the Brazilian Corporation Law.

Paragraph 1 - Each common share entitles its holder to one (1) vote in resolutions at General Shareholders' Meetings.

Paragraph 2 - Shareholders have pre-emptive rights, in proportion to their respective holdings in the Company's share capital, in the subscription of shares, debentures convertible into shares or subscription warrants issued by the Company, under the terms of article 171 of the Brazilian Corporation Law and subject to the deadline set by the General Shareholders’ Meeting, which shall not be less than thirty (30) days.

Paragraph 3 - In the event of shareholder redemption, the amount to be paid by the Company, as reimbursement for the shares held by shareholders who have exercised their right of redemption, in circumstances authorized by the Brazilian Corporation Law, shall correspond to the Fair Market Value of such shares, to be determined in accordance with the valuation procedure accepted by the Brazilian Corporation Law, whenever such value is lower than the book value determined in accordance with article 45 of the Brazilian Corporation Law.

Paragraph 4 - The issuance of founder’s shares by the Company is prohibited.

Article 6 - The Company is hereby authorized, by resolution of the Board of Directors, and as recommended by the Strategy Committee, to increase its share capital, regardless of amendment to these Bylaws, in the total amount of R$ 30,000,000,000.00 (thirty billion Reais). The Board of Directors shall establish the conditions of the issue, including the price and term of payment.

Paragraph 1 - The Company may, within the limits of its authorized capital and in accordance with a plan approved by the General Shareholders' Meeting, grant stock options to its officers and employees or to individuals who provide services to the Company or to companies under its Control.

Paragraph 2 - The Company may issue shares, debentures convertible into shares or subscription warrants without pre-emptive rights or with a reduction in the period referred to in Paragraph 4 of article 171 of the Brazilian Corporation Law, the issuance of which shall be made by sale on a stock exchange or by public offering, or by exchange for shares in a public offering for the acquisition of control, in accordance with applicable laws and within the limits of the authorized capital.

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Article 7 – Any shareholder who acquires shares issued by the Company is required to make the disclosures provided for in article 12 of CVM Resolution No. 44, dated August 23, 2021, and any amendments thereto, when such disclosures are applicable. Without prejudice to other penalties provided for by law and CVM regulations, shareholders who fail to comply with this obligation may have their rights suspended, pursuant to article 120 of the Brazilian Corporation Law and Article 11, item "XVIII", of these Bylaws, with the suspension ending upon fulfilment of the obligation.

Chapter III
GENERAL SHAREHOLDERS’ MEETINGS

Article 8 - The General Shareholders’ Meeting shall be held ordinarily once a year, within the first four (4) months following the end of each fiscal year, in order to discuss the following matters required by law and, exceptionally, whenever the Company's interests so require, in accordance with applicable laws and the provisions of these Bylaws, in the convening, conducting and deliberations of the meeting.

Sole Paragraph - General Shareholders’ Meetings shall be convened pursuant to article 124 of the Brazilian Corporation Law and shall be installed and chaired by the Chair of the Board of Directors or, in his or her absence or impediment, by any member of the Board of Directors or, in their absence, by any officer of the Company present, chosen by the Shareholders. The Chair of the General Shareholders’ Meeting shall appoint the secretary, who may or may not be a shareholder of the Company.

Article 9 - Except in the event of a qualified quorum as provided for by law, resolutions at the General Shareholders’ Meetings shall be passed by the majority of votes of the shareholders present at the relevant General Shareholders’ Meeting, subject to the restrictions established in the Brazilian Corporation Law and these Bylaws.

Paragraph 1 - The minutes of the General Shareholders' Meeting shall be prepared, unless otherwise decided by the Chair of the Meeting, in the form of a summary of the proceedings, including dissent and protests, containing a record of the resolutions taken and shall be published without the signatures of the shareholders, in compliance with the provisions of Paragraph 1 of Article 130 of the Brazilian Corporation Law.

Paragraph 2 - The shareholders at a General Shareholders' Meeting may only deliberate on matters included in the agenda set forth in the meeting notice, subject to the exceptions provided for in the Brazilian Corporation Law.

Article 10 - The shareholders may be represented at the General Shareholders' Meeting by a proxy appointed in accordance with article 126 of the Brazilian Corporation Law within the preceding one (1) year, who may be a shareholder, an officer of the Company, a lawyer, a financial institution or an investment fund manager representing the joint owners, when applicable, and the shareholder must submit to the Company, at least forty-eight (48) hours prior to the respective meeting, a duly executed proxy instrument, in accordance with the law and these Bylaws. The shareholders or their respective legal representative must attend the General Shareholders’ Meeting with documents verifying their identity or proxy powers of representation, as applicable.

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Sole Paragraph - Without prejudice to the above provisions, the proxy or legal representative who attends the General Shareholders’ Meeting with the documents referenced in the caput of this provision, until the meeting starts, may participate and vote, even if they have failed to present the documents beforehand.

Article 11 – The shareholders shall have the right, at the General Shareholders’ Meeting, to approve or do the following actions (subject to the quorums provided for in these Bylaws and under applicable law):

I.                receive the management’s financial statements for the last fiscal year;

II.              examine, discuss and vote on the financial statements, together with the opinion of the Fiscal Council, if established, and other documents, in accordance with the applicable regulations;

III.            elect and remove members of the Board of Directors, subject to the provisions of Article 13, Paragraph 1, and Article 19, item “XIV”;

IV.            set the overall annual remuneration of the members of the Board of Directors, the Strategy Committee, and the Executive Board, as well as that of the members of the Fiscal Council, if established, provided that, in any case, the remuneration is consistent with the Company's annual business plans or budget;

V.               decide, in accordance with the proposal presented by management, on the allocation of net profit for the year and the distribution of dividends;

VI.            amend the Bylaws;

VII.          approve the share-based incentive plans for its directors, officers and employees, as well as those of the Company’s Subsidiaries, or for individuals who provide services to the Company or its Subsidiaries, which allocation may then be delegated to the Strategy Committee;

VIII.        deliberate on: (i) an increase in the share capital that exceeds the limit of the authorized capital, or a reduction thereof; and (ii) the valuation of assets intended for the payment of an increase in the Company's share capital;

IX.            approve a merger, split-off, conversion, merger, or merger of shares involving the Company, as well as the transfer of a substantial portion of the Company's assets that would result in the cessation of its activities;

X.               resolve on the issuance of shares or any other securities by the Company, determining the respective issue price and the number of shares or other securities, as the case may be, in compliance with the provisions of Article 6 of these Bylaws;

XI.            resolve on the redemption, amortization, share split or reverse split of shares or any securities issued by the Company;

XII.          resolve on the repurchase and/or trading by the Company of shares issued by the Company or derivatives referenced thereto, when any circumstances arise in which the effectiveness of such resolution is subject to prior approval of the General Shareholders’ Meeting, in accordance with regulations issued by the CVM;

XIII.        resolve on the judicial or extrajudicial reorganization of the Company or its bankruptcy petition;

XIV.        resolve on the dissolution or liquidation of the Company, or termination of its liquidation status, as well as electing the liquidator and the Fiscal Council that shall act during the liquidation period;

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XV.           resolve on the distribution of dividends exceeding the minimum mandatory dividend or the payment of interest on own share capital above what is provided for in the Company's annual business plans or budget;

XVI.        select the specialized firm responsible for preparing the valuation report for the Company's shares, in the event of deregistration as a publicly-held company or delisting from Level 2, as provided for in Chapter VII of these Bylaws, from among the firms recommended by the Board of Directors;

XVII.      resolve on any matter submitted to it by the Board of Directors or by the Strategy Committee;

XVIII.    suspend rights of one or more specific shareholders, to the extent contemplated by and in accordance with article 120 of the Brazilian Corporation Law and these Bylaws, with the shareholder(s) whose rights may be subject to suspension prohibited from voting in this resolution; and

XIX.        taking such actions or making such determinations required under applicable law to be taken or made by the shareholders (rather than the Board of Directors, management, or otherwise).

Chapter IV
MANAGEMENT

Article 12 - The Company shall be managed by a Board of Directors, the Strategy Committee and an Executive Board, in accordance with the duties and powers conferred by the applicable law and these Bylaws.

Paragraph 1 - The roles of Chair of the Board of Directors and Chief Executive Officer or principal executive of the Company may not be held by the same individual, except in the event of a vacancy, in accordance with item 5.4 of the Level 2 Regulations.

Paragraph 2 - The shareholder shall approve the global remuneration of the Company's managers at the General Shareholders’ Meeting, and the Board of Directors shall be responsible for determining the individual remuneration of each member of the Board of Directors, the Strategy Committee and the Executive Board.

Paragraph 3 - The investiture in management positions shall be made by signing the Term of Office, recorded in the appropriate register, within thirty (30) days following their appointment, and any guarantee for the exercise of their functions shall be waived.

Paragraph 4 - The investiture of the members of the Board of Directors, the Strategy Committee and the Executive Board shall be subject to (i) prior subscription of the Consent Agreement, as required by the Level 2 Regulations, and in compliance with the applicable legal requirements; and (ii) acknowledgement of the Restructuring Documents of the Company.

Paragraph 5 - Managers shall remain in office until their successors take office, unless otherwise decided by the General Shareholders’ Meeting or the Board of Directors, as applicable (subject, in the case of members of the Board of Directors, to Paragraph 1 of Article 13, and in the case of members of the Strategy Committee, to Paragraph 1 of Article 17).

Paragraph 6 - Subject to the provisions of these Bylaws and applicable laws, the management bodies shall meet with the presence of the majority of their respective members, and their resolutions shall be deemed valid by the vote of the majority of those present.

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Section I

Board of Directors

Article 13 - The Board of Directors shall be made up of a minimum of five (5) and a maximum of seven (7) members, whether or not they are shareholders of the Company, resident in Brazil or not, and up to an equal number of alternates, all elected and dismissed by the General Shareholders’ Meeting, with a unified term of office of one (1) year, re-election being permitted.

Paragraph 1 - Notwithstanding the provisions set forth in Article 13 above, the members elected to the Board of Directors on the Effective Date shall be subject to the following transitory rules: (i) their respective initial terms shall be for a unified term of office of two (2) years; and (ii) they shall not be subject to removal at any time by the General Shareholders’ Meeting, except for Cause, as evidenced and reasoned in writing by the Strategy Committee, provided that (a) such restriction shall not limit in any way the powers of the Strategy Committee hereunder, and (b) a decision of the Strategy Committee determining the occurrence of Cause with respect to a member of the Board of Directors will prevent such member from participating and voting at the Board of Directors’ meetings until a final decision is rendered by the General Shareholders’ Meeting with respect to such member’s removal. The provisions of this Paragraph 1 shall remain in effect until the second (2nd) anniversary of the Effective Date of these Bylaws, on which date this Paragraph 1 shall automatically cease to be effective, without the need for any resolution by the Company’s shareholders at a General Shareholders’ Meeting.

Paragraph 2 - At least two (2) or twenty percent (20%) of the members of the Board of Directors, whichever is greater, must be Independent Directors and expressly declared as such in the minutes of the General Shareholders’ Meeting at which they are elected. The Independent Director(s) shall also include those elected under the provisions of Article 141, Paragraphs 4 and 5, of the Brazilian Corporation Law.

Paragraph 3 - When, as a result of compliance with the percentage referred to in Paragraph 2 of this Article 13, a fractional number of Directors results, rounding will be carried out in accordance with the Level 2 Regulations.

Paragraph 4 - Members of the Board of Directors (as well as their respective alternates) must have an unblemished reputation, and an individual who holds positions in companies that may be deemed competitors of the Company, particularly on advisory boards, board of directors, or fiscal council and/or has or represents interests that conflict with those of the Company may not be elected, unless this is waived by the General Shareholders’ Meeting. Members of the Board of Directors may not exercise their voting rights if their interests conflict with those of the Company, as determined by the Strategic Committee after consultation with the Company’s internal and, as applicable, external advisors.

Paragraph 5 - Members of the Board of Directors may not have access to information or participate in meetings of the Board of Directors relating to matters in which they have or represent an interest that conflicts with that of the Company, and are expressly prohibited from exercising their voting rights on such matters.

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Paragraph 6 - Third parties may be admitted by the Board of Directors to its meetings as "Observer(s)", subject to the execution of a confidentiality agreement, and including as required under the Restructuring Documents. Any Observer(s) shall be admitted to meetings of the Board of Directors upon approval by a majority of the members of the Board of Directors (unless such Observer is required under the Restructuring Plan), shall not have voting rights, shall not be counted for purposes of determining a quorum at any meeting of the Board of Directors and shall be subject to the provisions set forth in Paragraph 4 and in Paragraph 5 of Article 13. Observer(s) shall be subject to customary recusal mechanisms, including recusal from meetings where deliberations and decisions may represent conflicts of interest, or breach fiduciary duties or governance policies of the Company. The Board of Directors may review the identity of any Observer every two (2) years on the anniversary of such Observer’s nomination, commencing on the second anniversary of such nomination, and may determine whether such Observer should continue in such role.

Paragraph 7 - If for any reason a position for a permanent member of the Board of Directors becomes vacant, it shall be replaced by his or her alternate, who shall hold office for the remaining period until the end of the unified term of office. For the purposes of this paragraph, a vacancy shall occur in the event of removal from office, death, resignation, proven incapacity or disability.

Paragraph 8 – Members of the Board of Directors may not abstain from performing their duties for more than thirty (30) consecutive calendar days, under penalty of loss of their mandate, except in the case of leave granted by the Board of Directors itself. In the event of the absence or temporary impediment of any member of the Board of Directors, the member who is temporarily impeded or absent shall be replaced by his or her alternate on an interim basis.

Paragraph 9 - The Chair and Vice-Chair of the Board of Directors shall be chosen by the General Shareholders’ Meeting when the members of the Board of Directors are elected.

Paragraph 10 - The Chair of the Board of Directors shall be temporarily replaced in his or her absence or inability by the Vice-Chair or, if he or she is unavailable, by another Director appointed by the Chair and, in the absence of an appointment, the replacement shall be selected by the other members of the Board of Directors.

Paragraph 11 - In the event of a vacancy in the position of Chair of the Board of Directors, the Vice-Chair shall assume the role and remain in office until the Board chooses a new Chair, with the replacement holding office for the remainder of the term.

Article 14 - Meetings of the Board of Directors shall be held ordinarily every quarter, but may be convened whenever necessary for corporate matters, upon call by the Chair of the Board of Directors or by any two (2) other members of the Board of Directors jointly, by means of a written notice at least two (2) days in advance. The notice may be sent by any means permitted with acknowledgement of receipt, including e-mail, and shall specify the place, date and time of the meeting, as well as a summary of the agenda.

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Paragraph 1 - Meetings of the Board of Directors may be held by videoconference or conference call. In this case, the Director participating remotely in the meeting must unequivocally express his or her vote verbally, with the option of submitting their vote in a letter or e-mail.

Paragraph 2 - In order to be duly called and to adopt valid resolutions, at least a majority of the members of the Board of Directors in office must be present at the meetings. In any event, a meeting of the Board of Directors shall be deemed to have been duly called when all its members in office have attended, regardless of whether the formalities for calling provided for in these Bylaws, have been complied with.

Paragraph 3 - Meetings of the Board of Directors shall be chaired by the Chair of the Board of Directors and recorded by whomever they appoint as secretary. In the temporary absence of the Chair of the Board of Directors, the meetings shall be chaired by the Vice-Chair of the Board of Directors or by any Director chosen by a majority of the votes of the other members of the Board of Directors who, in this case, shall not have a casting vote.

Paragraph 4 - Officers and Independent Auditors may be invited to attend meetings of the Board of Directors in order to provide any clarifications that may be necessary.

Paragraph 5 – Except as otherwise provided in these Bylaws, the decisions of the Board of Directors shall be taken by the affirmative vote of at least a majority of the members present at the meeting.

Paragraph 6 - The minutes of the meetings of the Board of Directors shall be recorded in the appropriate register and signed by all the Directors present. The minutes of meetings of the Company's Board of Directors that include resolutions intended to affect third parties must be filed with the public registry of corporations and published in accordance with article 289 of the Brazilian Corporation Law.

Article 15 - The Board of Directors may establish Committees, composed of individuals appointed by the Board from among members of the management and/or other individuals who are not, to advise the Board in the performance of its activities. Except as otherwise provided in these Bylaws, the scope, composition and functioning of each Committee shall be determined by the Board of Directors, after consultation with the Strategy Committee, in the resolution approving its establishment. Each Committee shall, at a minimum, include one (1) independent Director. Members of the Strategy Committee may participate in the Committees, as required under the Restructuring Documents of the Company.

Article 16 - The Board of Directors shall have the following responsibilities:

I.                to establish the overall direction of the Company's business, including the determination of business objectives and strategies to be achieved by the Company;

II.              to appoint and remove the Company's officers, determine their functions, and designate the Investor Relations Officer;

III.            to oversee the management of the Officers, examine the Company's books and records at any time, and request information on contracts executed or to be executed as well as any other actions;

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IV.            convene the Company's General Shareholders’ Meeting;

V.               to provide its opinion on the management report and the accounts of the Executive Board, and to decide on their submission to the General Shareholders’ Meeting;

VI.            authorize the issuance of shares, subscription warrants and convertible debentures of the Company, within the limits authorized in Article 6 of these Bylaws, determining the conditions of issuance, including price and payment terms, and may also exclude (or reduce the term for) the exercise of pre-emptive rights in the issuance of shares, subscription warrants and convertible debentures, provided the placement of which is made by sale on the stock exchange or by public offering, or in a public offering for the acquisition of control, in accordance with the applicable law;

VII.          to select and replace the Independent Auditors, which will provide information for the Board of Directors, upon the request of the Board of Directors and within the limits of its responsibilities, and the Board of Directors may request clarification whenever it deems it necessary, it being understood that the Board of Directors may also select and replace independent auditors other than those defined in these Bylaws if so recommended by the Strategy Committee;

VIII.        to appoint and remove the members of the Strategy Committee, subject to the limitations set forth in these Bylaws and in the Restructuring Documents of the Company (including the unified initial term);

IX.            to define a shortlist of three firms specialized in the economic valuation of companies for the preparation of a valuation report on the Company's shares, in the event of a public tender offer for the cancellation of the Company’s registration as a publicly-held company or its delisting from Level 2;

X.               to issue a favorable or unfavorable opinion on any public tender offer for the acquisition of shares issued by the Company, by means of a prior reasoned opinion statement, published within fifteen (15) days of the publication of the public tender offer for the acquisition of shares, addressing, at a minimum: (i) the price offered in the tender offer; (ii) the suitability and timing of the tender offer in relation to the interests of the shareholders as a whole, including in relation to the liquidity of the securities held by them; (iii) the impact of the tender offer on the interests of the Company; (iv) the strategic plans disclosed by the bidder in relation to the Company; (v) a summary of any material changes in the Company's financial position since the date of the last financial statements or quarterly reports disclosed to the market; (vi) other material factors to the shareholder's decision; (vii) any other points that the Board of Directors deems pertinent, as well as the information required by the applicable CVM regulations;

XI.            to resolve on the repurchase and/or trading by the Company of shares issued by the Company or derivatives linked to them, except for the provisions of Article 11, Item "XII" of these Bylaws, as recommended by the Strategy Committee;

XII.          to resolve on the distribution of dividends above the minimum mandatory dividend and decide on the distribution of interim or intermediate dividends, under the terms of Article 34, Paragraph 3, of these Bylaws, even if they exceed the amount established for the Company's minimum mandatory dividend, in both cases as recommended by the Strategy Committee;

XIII.        to decide on the distribution of interest on equity, pursuant to Article 35 of these Bylaws, even if it exceeds the amount contemplated in the Company's annual business plans or budget, as recommended by the Strategy Committee;

XIV.        to decide on the issuance of non-convertible debentures, as well as on the issuance of commercial papers and subscription warrants, as recommended by the Strategy Committee; and

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XV.           to approve the Board of Directors’ internal regulations (and any further amendments to them),as recommended by the Strategy Committee.

Paragraph 1 – To the extent any matter is reserved to the Board of Directors’ authority under the applicable law, the Board of Directors shall have exclusive powers to resolve on such matter, regardless of whether the Strategy Committee has recommended its approval. To the extent any other matters are decided on by the Strategy Committee under these Bylaws, the Board of Directors shall not have the authority to override a decision of the Strategy Committee.

Paragraph 2 – Specifically with respect to the matters listed in item “VI” of Article 16 above, any resolution by the Board of Directors that is contrary to the recommendation of the Strategy Committee shall only prevail if the decision rendered by the Board of Directors has been made unanimously by all of its members.

Section II
Strategy Committee

Article 17 - The Strategy Committee, an autonomous and independent corporate statutory body with resolution taking authority, incorporated according to article 160 of the Brazilian Corporations Law, shall be made up of up to five (5) members, whether or not they are shareholders of the Company, resident in Brazil or not, and up to an equal number of alternates, all elected and dismissed by the Board of Directors according to the Restructuring Documents of the Company, with a unified term of office of one (1) year, re-election being permitted.

Paragraph 1 – Notwithstanding the provision set forth in Article 17, the members elected to the Strategy Committee on the Effective Date of these Bylaws shall be subject to the following transitory rules: (i) their respective initial terms shall be unified of three (3) years (“Transition Period”); and (ii) shall not be subject to removal at any time by the Board of Directors during the Transition Period, except for Cause, as evidenced and reasoned in writing by the Strategy Committee, provided that a decision of the Strategy Committee determining the occurrence of Cause with respect to a member of the Strategy Committee will prevent such member from participating and voting at the Strategy Committee’s meetings until a final decision is rendered by the Board of Directors. The provisions of this Paragraph 1 shall remain in effect until the third (3rd) anniversary of the Effective Date of these Bylaws, on which date this Paragraph 1 shall automatically cease to be effective, without the need for any resolution by the Company’s shareholders at a General Shareholders’ Meeting or by the Board of Directors at a Board of Directors’ meeting.

Paragraph 2 – Members of the Strategy Committee must have an unblemished reputation, and an individual who holds positions in companies that may be deemed competitors of the Company, particularly on advisory boards, board of directors, or fiscal council and/or has or represents interests that conflict with those of the Company may not be elected, unless this is waived by the General Shareholders’ Meeting. Members of the Strategy Committee may not exercise their voting rights if their interests conflict with those of the Company, as defined by the other members of the Strategy Committee after consultation with the Company’s internal and, as applicable, external advisors

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Paragraph 3 – Members of the Strategy Committee may not have access to information or participate in meetings of the Strategy Committee relating to matters in which they have or represent an interest that conflicts with that of the Company, and are expressly prohibited from exercising their voting rights on such matters.

Paragraph 4 - If for any reason a position for a permanent member of the Strategy Committee becomes vacant, it shall be replaced by his or her alternate, who shall hold office until for the remaining period until the end of the unified term of office. For the purposes of this paragraph, a vacancy shall occur in the event of removal from office, death, resignation, proven incapacity or disability.

Paragraph 5 - Members of the Strategy Committee may not abstain from performing their duties for more than thirty (30) consecutive calendar days, under penalty of loss of their mandate, except in the case of leave granted by the Strategy Committee itself. In the event of the absence or temporary impediment of any member of the Strategy Committee, the member who is temporarily impeded or absent shall be replaced by his or her alternate on an interim basis.

Article 18 - Meetings of the Strategy Committee shall be held ordinarily every quarter, but may be convened whenever necessary for corporate matters, upon call by any two (2) other members of the Strategy Committee jointly, or by the Company’s Chief Executive Officer, in all cases by means of a written notice at least two (2) days in advance. In no event shall the Strategy Committee meet less frequently than the Board. The notice may be sent by any means permitted with acknowledgement of receipt, including e-mail, and shall specify the place, date and time of the meeting, as well as a summary of the agenda.

Paragraph 1 - Meetings of the Strategy Committee may be held by videoconference or conference call. In this case, the member of the Strategy Committee participating remotely in the meeting must unequivocally express his or her vote verbally, with the option of submitting their vote in a letter or e-mail.

Paragraph 2 - In order to be duly called and to adopt valid resolutions, at least a majority of the members of the Strategy Committee in office must be present at the meetings. In any event, a meeting of the Strategy Committee shall be deemed to have been duly called when all its members in office have attended, regardless of whether the formalities for calling provided for in these Bylaws have been complied with.

Paragraph 3 - Meetings of the Strategy Committee shall be chaired by any member chosen by a majority of the votes of the other members of the Strategy Committee present and recorded by whomever they appoint as secretary. Members of the Board of Directors and Executive Officers may be invited to attend meetings of the Strategy Committee in order to provide any clarifications that may be necessary, who shall not have, however, voting rights in connection with any of the matters included on the agenda and to be considered by the members of the Strategy Committee (except to the extent that such member of the Board of Directors is also a member of the Strategy Committee).

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Paragraph 4 - Except as otherwise provided in these Bylaws, the decisions of the Strategy Committee shall be taken by the affirmative vote of at least a majority of the members present at the meeting.

Paragraph 5 - The minutes of the meetings of the Strategy Committee shall be recorded in the appropriate register and signed by all the members present.

Article 19 - The Strategy Committee shall have full and exclusive authority to consider and resolve upon the following matters, which shall fall within its exclusive authority and may not be overridden by any other corporate bodies:

I.                to approve the Company’s annual operating and capital budget, annual (or any multiple year) business plan, strategic plans and expansion projects, including, but not limited to, the growth plan denominated Available Seat Kilometers (ASK);

II.              to approve the incurrence of any debt (including aircraft leases) in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations;

III.            to approve commitments to purchase, or the purchase of, any long-term physical or fixed assets used in the Company’s business operations (each a capital expenditure (CAPEX)) in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations;

IV.            to approve commitments, or the execution of any agreements (including, but not limited to, memorandum of understanding and letter of intent), for the purchase or lease of any aircraft or aircraft engine in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations;

V.               to approve the execution of any contractual strategic partnership agreements (including, but not limited to, memorandum of understanding and letter of intent) with third parties in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations;

VI.            to approve the acquisition, sale or transfer of any Company assets and the granting of guarantees, in each case in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations;

VII.          to approve the creation of encumbrances of any nature, whether real or personal, on any Company assets, in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations;

VIII.        to organize, manage, and interpret equity-based incentive plans approved by the General Shareholders’ Meeting, to resolve situations not contemplated in such plans or disputes related thereto, as well as to approve grants to directors, officers, employees, and service providers under the long-term incentive plans of the Company or its Subsidiaries, subject to the terms and conditions approved by the General Shareholders’ Meeting, as applicable;

IX.            to recommend to the Board of Directors the members to be appointed to or dismissed from, as the case may be, the Executive Board and their responsibilities pursuant to Article 20, Paragraph 8, of these Bylaws;

X.               to recommend for the Executive Board to commence any voluntary insolvency proceeding by the Company, including, without limitation, any proceeding to be commenced under Title 11 of the United States Code, with due regard to the provisions of the Sole Paragraph of article 122 of the Brazilian Corporation Law;

XI.            to approve or authorize any expenditure or incurrence of an obligation in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations, except in cases where the approval or authorization falls within the exclusive authority of the General Shareholders’ Meeting or the Board of Directors’ Meeting according to the Brazilian Corporations Law or these Bylaws;

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XII.          submit to the Board of Directors its recommendations in connection with the matters described in Article 16 of these Bylaws;

XIII.        to issue a prior opinion in relation to any matter to be submitted to the General Shareholders’ Meeting;

XIV.        to submit (a) to the Board of Directors, a list of potential candidates to be appointed to the Executive Board, according to Article 16, item “II”, of these Bylaws, and to be appointed to the Strategy Committee, according to Article 16, item “VIII”, of these Bylaws; and (b) to the General Shareholders’ Meeting, a list of potential candidates to be appointed to the Board of Directors, according to Article 11, item “III”, of these Bylaws;

XV.           to authorize the Company to provide guarantees for third party liabilities in amounts exceeding a percentage of the net revenue stated in the Company's consolidated financial statements for the last fiscal year, which shall to be determined from time to time in the Strategy Committee regulations, except for guarantees of the type incurred by companies in the sector in which the Company operates, in the ordinary course of its business;

XVI.        to evaluate the quarterly operating results of the Company;

XVII.      approve the negotiation, assignment, transfer or disposal of any intangible assets;

XVIII.    to approve the Related Party Transactions Policy as well as carrying out any transactions involving Related Parties which, pursuant to the Company's Related Party Transactions Policy, require its approval;

XIX.        to approve any financial restructuring directly or indirectly involving the Company or its Subsidiaries;

XX.           to approve the Company's Code of Ethics and Conduct;

XXI.        to approve any other matter submitted to it by the Executive Board;

XXII.      to approve the execution of any agreements (including, but not limited to, memorandum of understanding and letter of intent) whose nature or purpose is not contemplated in any of the other items of this Article 19 or in any other Article of these Bylaws, in amounts exceeding an amount to be determined from time to time in the Strategy Committee regulations;

XXIII.    to determine whether the interest of a member of the Board of Directors or a member of the Strategy Committee is in conflict with those of the Company and, therefore, may or may not exercise voting rights in such particular matter;

XXIV.    to determine whether a member of the Board of Directors (in this case subject to the Shareholders’ General Meeting ratification) or a member of the Strategy Committee shall be removed from its position for Cause; and

XXV.       to approve the internal regulations (and any further amendments to them) of the Executive Board, the Fiscal Council and any committee of the Board, including the Statutory Audit Committee, the Remuneration Committee and the ESG Committee, and to provide recommendations to the Board of Directors in regards to its internal regulations (and any further amendments to them).

Paragraph 1 - For the purposes of Article 19, item “XIV”, of these Bylaws, specifically with respect to the list of potential candidates to be appointed to the Board of Directors by the General Shareholders’ Meeting, the Strategy Committee shall only submit potential candidates qualified under applicable law and these Bylaws. Each member of the Strategy Committee shall have the right to nominate one (1) potential candidate, and any remaining potential candidates shall be nominated by a majority of the Strategy Committee members. For the purposes of Article 19, item “XIV”, of these Bylaws, specifically with respect to the list of potential candidates to be appointed to the Strategic Committee by the Board of Directors, the then in office members of the Strategy Committee shall submit the candidates for election to the Board of Directors, with each member of the Strategy Committee being entitled to appoint one candidate for nomination, and any remaining potential candidates shall be nominated by a majority of the Strategy Committee members, except during the Transition Period, when such remaining potential candidate(s) shall be nominated by the remaining Strategy Committee members unanimously (to the extent a Strategy Committee member does not nominate a candidate, or the Strategy Committee then has vacant seats).

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Paragraph 2 - The Strategy Committee may, at its sole discretion and from time to time, set and/or reassess the limits applicable to each of the matters detailed in Article 19 in order to delegate to the Executive Board the authority to resolve on certain matters that are currently within the exclusive competence of the Strategy Committee.

Paragraph 3 - Notwithstanding the provision set forth in Paragraph 2 above, any delegation or attribution of authority to the Executive Board with respect to any of the matters described in Article 19 may also be set forth in the business plan and/or annual budget approved by the Strategy Committee.

Paragraph 4 - As per Article 19, item XIV, of these Bylaws, the Strategy Committee shall be solely responsible for scouting candidates and submitting to the Board of Directors (i) a list of eligible candidates for any election of members of the Executive Board and the Strategy Committee, and (ii) the proposed slate of nominees for the position of members of the Board of Directors to be recommended to the Company´s shareholders for election. The Board of Directors shall not select any Executive Board member or Strategy Committee member or propose any slate of members of the Board of Directors for nomination in a manner inconsistent with the Strategy Committee’s recommendation.

Section III

Executive Board

Article 20 - The Executive Board shall consist of a minimum of two (2) and a maximum of seven (7) members, whether shareholders or not, all must be resident in in Brazil, appointed by the Board of Directors, of which one (1) must be the Chief Executive Officer, one (1) the Chief Financial Officer, one (1) the Investor Relations Officer and up to four (4) Officers, with or without specific designations, with the accumulation of roles being permitted.

Paragraph 1 - The Executive Officers shall be elected by a majority vote of the members of the Board of Directors for a term of one (1) year, with re-election being permitted. The members of the Executive Board shall take office by signing the respective instrument in the appropriate register, in compliance with the provisions of Article 12, Paragraph 4, of these Bylaws. The Executive Board shall be composed of professionals with proven experience and capability to act in their respective areas of responsibility, and such professionals must meet the requirements established by law and in these Bylaws for the performance of their duties.

Paragraph 2 – Executive Officers may be removed at any time by the Board of Directors. Any Executive Officer that is also a member of the Board of Directors and is the subject of a vote regarding his or her removal from an Executive Officer or other position with the Company shall abstain from and not participate in any such deliberation or vote. Upon removal from such Executive Officer, such individual shall promptly resign as a member of the Board of Directors or other bodies of the Company, if applicable. If an Officer is removed from office, the Board of Directors must elect a replacement for the remainder of the term of office within ten (10) days of the vacancy. Similarly, if any member of the Executive Board is unable to serve or is temporarily absent for more than sixty (60) days, the Board of Directors must convene immediately and elect a replacement to serve for the remainder of the vacant term of office. It shall be the responsibility of the Chief Executive Officer to perform the duties of the respective member of the Executive Board until their return or the election of the replacement, as applicable.

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Paragraph 3 - The Office of Investor Relations may be performed by an Investor Relations Officer, or through the accumulation of duties, by any other member of the Executive Board.

Paragraph 4 - The Board of Directors, with the recommendation of the Strategy Committee, shall appoint one of the Company's officers as the Investor Relations Officer, who shall be responsible for disclosing material events or developments in the Company's business, as well as for managing the Company's relationships with all market participants, regulatory authorities, and supervisory entities.

Paragraph 5 - The Chief Executive Officer shall be responsible for coordinating the activities of the Executive Board and oversee all of the Company's activities.

Paragraph 6 - It is the responsibility of the Chief Financial Officer to analyze, monitor and evaluate the Company's financial performance, as directed by the General Shareholders’ Meeting, the Board of Directors and the Strategy Committee, and to implement the Business Plan, to provide information on the Company's performance on a regular basis to the General Shareholders’ Meeting, the Board of Directors and the Strategy Committee, to coordinate the preparation of the financial statements and the annual management report of the Company, as well as ensure their presentation to the external auditors, the Board of Directors and the Fiscal Council, if established.

Paragraph 7 - The Investor Relations Officer is responsible for, in addition to other responsibilities that may be assigned: (i) representing the Company, privately, before the CVM, shareholders, investors, stock exchanges, the Central Bank of Brazil and other bodies related to the activities carried out in the capital markets; (ii) planning, coordinating and overseeing the relationship and communication between the Company and its investors, the CVM and the entities where the Company's securities are traded; (iii) proposing guidelines and policies for relations with the Company's investors; (iv) complying with the requirements by the applicable capital market legislation and disclose to the market material information about the Company and its business, as required by law; (v) to maintaining the corporate books and ensuring the regularity of the entries made therein; (vi) overseeing the services performed by the financial institution responsible for managing the shareholding structure, including, but not limited to, the payment of dividends and bonuses, as well as the purchase, sale and transfer of shares; (vii) ensuring compliance with and implementation of corporate governance regulations, as well as the provisions of applicable laws and these Bylaws relating to the securities market; and (viii) performing, either jointly or individually, the ordinary management acts of the Company.

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Paragraph 8 - Without prejudice to the responsibilities that the Board of Directors may designate to the other Officers, the Chief Executive Officer may determine additional responsibilities for the other Officers.

Article 21 - The Executive Board shall meet when convened by its Chief Executive Officer or by any member of the Executive Board, whenever the company's interests so require, with at least five (5) days notice in advance, by means of a letter with acknowledgement of receipt, fax or electronic message. The presence of all the Officers shall allow the Executive Board to hold regular meetings without the need for prior notice to convene. Meetings shall be convened with the presence of the majority of its members, and the respective decisions shall be made by a majority vote of the members present, except that in the event of a tie, the Chief Executive Officer shall have the casting vote to approve or reject the matter under discussion.

Paragraph 9 - Meetings of the Executive Board shall be chaired by the Chief Executive Officer.

Paragraph 10 – Meetings of the Executive Board may be held by videoconference or conference call. In this case, the Officer attending the meeting remotely must unequivocally express their vote verbally, with the option of submitting their vote in a letter or e-mail. Minutes of the meetings of the Executive Board shall be recorded in the appropriate register and signed by all the Officers present.

Article 22 - It is the responsibility of the Executive Board to represent the Company, to manage corporate business in general and to perform all acts necessary or appropriate to this end, except for those for which the General Shareholders’ Meeting, the Board of Directors or the Strategy Committee is authorized to do so by law or these Bylaws. In the performance of their duties, the Officers may carry out all transactions and perform all acts necessary to fulfil the responsibilities of their positions, in compliance with the provisions of these Bylaws regarding representation, the authority to perform specific acts, and the overall direction of the business established by the Board of Directors.

Article 23 - The Executive Board shall also be responsible:

I.                to comply with and enforce these Bylaws, and the resolutions of the Board of Directors, the Strategy Committee and the General Shareholders’ Meeting;

II.              to represent the Company, actively and passively, in accordance with the duties and powers set forth in these Bylaws and by the General Shareholders’ Meeting;

III.            to decide on the opening, closing and changing of addresses of subsidiaries, branches, agencies, offices or representations of the Company in any part of the country or internationally;

IV.            to submit, on an annual basis, to the Board of Directors, the management report and the accounts of the Executive Board, accompanied by the Independent Auditors' report, as well as the proposal for allocation of profits for the previous fiscal year;

V.               to prepare and propose to the Strategy Committee the Company's business, operational and investment plans, as well as the annual budget;

VI.            to prepare the Company's organizational plan and issue the corresponding regulations;

VII.          to propose changes to the Company's Code of Ethics and Conduct to the Strategy Committee, as necessary and with the support of the ESG Committee;

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VIII.        to decide on any matter that does not fall within the exclusive authority of the General Shareholders’ Meeting, the Board of Directors or the Strategy Committee, as well as to resolve on disagreements among its members;

IX.            to annually prepare, before the beginning of each fiscal year, a written business plan for the Company, which shall include as annexes operating budgets by line item (line item operating) and capital expenditure budgets (capex) for the following fiscal year, as well as guidelines for the Executive Board's remuneration; and

X.               to present to the Board of Directors and to the Strategy Committee, on a quarterly basis, the detailed financial and equity balance sheet of the Company and its Subsidiaries.

Article 24 - The representation of the Company, in any act that creates obligations for the Company or releases third parties from their obligations towards the Company, including the representation of the Company in legal proceedings, whether as plaintiff or defendant, shall be entrusted to: (i) the Chief Executive Officer alone; (ii) any two (2) Officers jointly, or (iii) one (1) attorney-in-fact with special powers, alone, provided that such attorney-in-fact has been appointed by the Chief Executive Officer, pursuant to Article 25 of these Bylaws.

Sole Paragraph - The Company may be represented by a single Officer or attorney-in-fact: (i) at General Shareholders’ Meetings or meetings of shareholders of companies in which it has an interest; (ii) in acts or transactions of the Company conducted internationally; (iii) before any government bodies, professional councils or associations or labor unions; and (iv) in any ordinary acts that do not create obligations for the Company.

Article 25 - Powers of attorney shall always be granted on behalf of the Company solely by the Chief Executive Officer, and shall specify the powers conferred and, with the exception of those with an ad judicia clause, shall have a validity period limited to a maximum of one (1) year, subject to the limitations set by the Board of Directors, the Strategy Committee, these Bylaws or applicable laws.

Sole Paragraph - In the absence of a period of validity in the powers of attorney granted by the Company, it shall be presumed that they were granted for a period of one (1) year.

Article 26 - The acts of any Officer, attorney-in-fact or employee that bind the Company to liabilities, business transactions, or operations outside its corporate purpose are expressly prohibited and shall be considered null and void in relation to the Company.

Section IV

Board Advisory Committees

Statutory Audit Committee

Article 27 - The Statutory Audit Committee, an advisory body reporting directly to the Board of Directors, shall consist of at least three (3) members, to be appointed by the Board of Directors. The members of the Statutory Audit Committee shall include: (i) at least one (1) independent member; and (ii) at least one (1) member with recognized experience in corporate accounting matters. The Board of Directors shall approve the regulations applicable to the Statutory Audit Committee, which shall set forth, among other matters, the rules for convening, quorum, voting procedures, frequency of meetings, term of office, and qualification requirements for its members.

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Article 28 - The Statutory Audit Committee is responsible for, among other matters:

I.                providing an opinion on the appointment and removal of the Independent Auditor for the conduct of the independent external audit or for any other service;

II.              supervising the activities of the Independent Auditors in order to evaluate: (a) their independence; (b) the quality of the services provided; and (c) the adequacy of the services provided to meet the Company's needs;

III.            supervising the Company's internal control and internal audit functions;

IV.            supervising the activities of the department responsible for preparing the Company's financial statements;

V.               monitoring the quality and integrity of the Company's internal control mechanisms;

VI.            monitoring the quality and integrity of the Company's quarterly reports, interim statements and financial statements;

VII.          monitoring the quality and integrity of the reports and metrics disclosed based on adjusted accounting data and non-accounting data that include elements not provided for in the structure of the Company's usual financial statement reports;

VIII.        evaluating and monitoring the Company's risk exposures, including requesting detailed information on policies and procedures related to: (a) management remuneration; (b) the use of Company assets; and (c) expenses incurred on behalf of the Company;

IX.            evaluating and monitoring, in collaboration with the management and internal audit functions, the adequacy of transactions with Related Parties conducted by the Company and their respective disclosures; and

X.               preparing an annual summary report, to be presented alongside the financial statements, describing: (a) its activities, the results and conclusions reached, and any recommendations made; and (b) any situations involving significant disagreement between the Company's Directors and Officers, the independent auditors and the Statutory Audit Committee in relation to the Company's financial statements.

Remuneration Committee

Article 29 - The Remuneration Committee, an advisory body reporting directly to the Board of Directors, shall consist of three (3) members, to be appointed by the Board of Directors. The members of the Remuneration Committee shall include at least one (1) member that is an independent member.

Paragraph 1 - The Remuneration Committee is responsible for advising the Strategy Committee on the organization, management and interpretation of the share-based incentive plans, including with respect to any resolutions to be adopted by the Strategy Committee in situations not contemplated by such plans, or in connection with any conflicts arising therefrom.

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ESG Committee

Article 30 - The Environmental, Social & Governance Committee, or simply the "ESG Committee", an advisory body reporting directly to the Board of Directors, shall consist of four (4) members appointed by the Board of Directors. The members of the ESG Committee shall include at least one (1) member that is an independent member. The ESG Committee shall have its regulations approved by a meeting of the Board of Directors, which shall establish the rules for convening, quorum, voting procedures, frequency of meetings, term of office, and qualification requirements for its members, among other matters.

Article 31 - The ESG Committee is responsible for:

I.                Drafting and continuously assessing the ESG plan and strategy established by the Company ("ESG Plan"), verifying the implementation of the action plans, as well as other proposals and initiatives related to the issue in question, drafting an organizational model aligned with the internal procedures and identifying the organizational structures necessary for the implementation of the ESG Plan;

II.              Analyzing and supporting the Executive Board in revising, updating and amending the Company's Code of Ethics and Conduct;

III.            Monitoring the environmental, social, economic and corporate governance commitments made by the Company, by overseeing the actions of the ESG working groups, as well as recommending to the Board of Directors the approval of corporate policies and procedures related to ESG matters, as well as promoting the adoption of actions to disclose them and monitor their compliance;

IV.            Reviewing the panel of targets and indicators of the Company's ESG Plan, as well as identifying and proposing improvements to the Company's management structure, mechanisms and practices, in order to ensure compliance with applicable laws and best market practices;

V.               Encouraging the monitoring of trends related to business sustainability and proposing the adoption by the Company of global, national, regional or local policies related to corporate sustainability;

VI.            Identifying and addressing situations involving ESG matters and approaches that may have the potential to impact the Company's image, reputation and assets, due to aspects that may have a material impact on the Company's business, relationships and image, thereby mitigating any potential risks;

VII.          Analyzing the management reports from the Company's Whistleblowing Channel, as well as monitoring the progress of investigations required by the Ethics and Conduct Committee, and reviewing and proposing updates to the Company's Code of Ethics and Conduct, as necessary;

VIII.        Recommending the adoption, adherence, participation, maintenance or continuation of the Company in national or international "Protocols", "Principles", "Agreements", "Pacts", "Initiatives" and "Treaties", directly or indirectly related to ESG;

IX.            To recommend to the Board of Directors, where appropriate, the implementation of development or improvement programs for Directors and Officers, executives or employees, in order to promote training and disseminate ESG knowledge, as well as to strengthen the ESG culture within the Company;

X.               Participating in the preparation and updating of reports that demonstrate the company's ESG performance to stakeholders; and

XI.            Providing support and assistance in maintaining the Company's Related Party Transactions Policy, as applicable, in accordance with the terms of the Related Party Transactions Policy.

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Chapter V

FISCAL COUNCIL

Article 32 - The Company shall have a non-permanent Fiscal Council consisting of three (3) members and their respective alternates, who may be shareholders or not, elected by the General Shareholders’ Meeting that decides on establishment, which shall also set the remuneration of its members, subject to the legal limit. The Fiscal Council may be established in fiscal years in which shareholders request it, in accordance with the provisions of the applicable Brazilian Corporation Law.

Paragraph 1 - When established, the Fiscal Council shall have the powers conferred upon it by law.

Paragraph 2 – The members of the Fiscal Council shall take office by signing the respective instrument in the appropriate register.

Paragraph 3 - The appointment of the members of the Fiscal Council shall be subject to the prior formalities of the Term of Consent of the Members of the Fiscal Council, in accordance with the Level 2 Regulations, as well as compliance with the applicable legal requirements.

Paragraph 4 - The members of the Fiscal Council shall be replaced, in their absence or inability to act, by their respective alternates. In the event of a vacancy in the position of member of the Fiscal Council, the respective alternate shall take their position. If there is no alternate, the General Shareholders’ Meeting shall be convened to appoint a member for the vacant position.

Paragraph 5 - In addition to the disqualifications provided for by law, an individual who maintains a relationship with a company that may be considered a competitors of the Company may not be appointed to the position of member of the Company’s Fiscal Council, and is prohibited, among others, from being elected if: (a) they are an employee, shareholder or member of the management, technical or fiscal body of a competitor or of the controlling shareholder (if any) or Subsidiary of a competitor; (b) they are the spouse or relative up to the second degree of a member of the management, technical or fiscal body of a competitor or of the controlling shareholder (if any) or Subsidiary of a competitor.

Paragraph 6 - The remuneration of the members of the Fiscal Council shall be determined by the General Shareholders’ Meeting that appoints them, subject to the provisions of Paragraph 3 of article 162 of the Brazilian Corporation Law.

Article 33 - When established, the Fiscal Council shall convene, in accordance with the applicable law, whenever necessary and shall review the financial statements at least quarterly.

Paragraph 1 - Irrespective of any formalities, a meeting which is attended by all the members of the Fiscal Council shall be deemed to have been duly convened.

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Paragraph 2 - The Fiscal Council shall approve resolutions by an absolute majority of votes, with a majority of its members present.

Paragraph 3 - All resolutions of the Fiscal Council shall be recorded in minutes in the respective register of Minutes and Opinions of the Fiscal Council and signed by the members of the Fiscal Counsel present.

Chapter VI
FISCAL YEAR, BALANCE SHEET, PROFITS AND DIVIDENDS

Article 34 - The fiscal year shall coincide with the calendar year, beginning on January 1 and ending on December 31 of each year.

Paragraph 1 - At the end of each fiscal year, the Executive Board shall prepare a general balance sheet, as well as the other financial statements required, in accordance with the applicable legal provisions and Level 2 Regulations.

Paragraph 2 - Alongside the financial statements for the year ended, the Board of Directors shall submit to the Annual Shareholders’ Meeting for approval the proposal for the allocation of net profit, in accordance with the provisions of these Bylaws.

Paragraph 3 - The Board of Directors may request that the Executive Board prepare interim balance sheets at any time, and may approve the distribution of interim dividends based on stated profits, subject to the applicable legal provisions. At any time, the Board of Directors may also decide on the distribution of interim dividends from retained earnings or profit reserves, subject to the applicable legal provisions. When distributed, these dividends may be counted toward the minimum mandatory dividend.

Article 35 - The Company may pay its shareholders, with the approval of the Board of Directors, interest on equity, in accordance with the terms of article 9, Paragraph 7, of Law No. 9.249/95 and other applicable laws and regulations, which may be deducted from the minimum mandatory dividend. Any payment pursuant to this Article 35 shall be included, for all purposes, in the amount of dividends distributed by the Company.

Article 36 - Any accumulated losses and reserves for income tax and social contribution on net profit must be deducted from the results of the fiscal year, before any distribution is paid.

Paragraph 1 - The net profits calculated in accordance with the caput of this Article 36 shall be allocated as follows:

I.                Five percent (5%) for the formation of the legal reserve, which shall not exceed twenty (20%) percent of the subscribed share capital. In the year in which the balance of the legal reserve, together with the amount of the capital reserves referred to in Paragraph 1 of article 182 of the Brazilian Corporation Law, exceeds thirty (30%) percent of the share capital, it shall not be mandatory to allocate a portion of the net profit for the year to the legal reserve;

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II.              allocation for the formation of contingency reserves and the reversal of those same reserves constituted in previous years;

III.            zero point one percent (0.1%) of the net profit balance, after the deductions referred to in the preceding provisions and the adjustment provided for in article 202 of the Brazilian Corporation Law, shall be distributed to shareholders as the mandatory dividend; and

IV.            the remaining balance, after any retention of profits, based on the capital budget approved at the General Shareholders' Meeting, in accordance with article 196 of the Brazilian Corporation Law, shall be distributed as a dividend.

Paragraph 2 - The minimum mandatory dividend shall not be paid to shareholders in relation to the fiscal year in which the Company's Directors inform the General Shareholders' Meeting that such payment is incompatible with the Company's financial situation, provided that the provisions of article 202, Paragraphs 4 and 5 of the Brazilian Corporation Law are complied with.

Paragraph 3 - Dividends, unless otherwise resolved, shall be paid within a maximum period of sixty (60) days from the date of the resolution for their distribution and, in any event, within the fiscal year.

Article 37 - Dividends and interest on equity not claimed within three (3) years from the date they are made available to shareholders shall revert to the Company.

Chapter VII
SALE AND ACQUISITION OF CONTROLLING INTEREST, DEREGISTRATION PUBLICLY-HELD COMPANY AND DELISTING FROM LEVEL 2

Article 38 – In the event that there is a Controlling Shareholder, the Sale of Control of the Company, either through a single transaction or through successive transactions, must be contracted under the condition, whether suspensive or resolute, that the Acquirer undertakes to carry out a public tender offer for the shares and other securities convertible into shares held by the other shareholders of the Company, in accordance with the conditions and deadlines provided for in the applicable legislation and in the Level 2 Regulations.

Sole Paragraph - The public tender offer referred to in this Article 38 shall also be required: (i) in the event of an onerous assignment of subscription rights to shares and other securities or rights relating to securities convertible into shares, which may result in the Disposal of Control of the Company; or (ii) in the event of the Sale of Control of a company that holds the Power of Control of the Company, in which case the Selling Controlling Shareholder will be required to declare to B3 the value attributed to the Company in such sale and provide documentation substantiating such value.

Article 39 - In the event that there is a Controlling Shareholder, any person that acquires the Power of Control, by virtue of a private share purchase agreement entered into with the Controlling Shareholder, involving any number of shares, shall be required to: (i) carry out the public tender offer referred to in Article 38 above; and (ii) pay, under the terms indicated below, an amount equivalent to the difference between the price of the public tender and the amount paid per share acquired on the stock exchange in the six (6) months prior to the date of the acquisition of the Power of Control, duly adjusted up to the date of payment. The aforementioned amount shall be distributed among all persons who sold shares in the Company during trading sessions in which the Acquirer made the acquisitions, in proportion to the daily net selling balance of each one, and B3 shall be responsible for implementing the distribution, in accordance with its regulations.

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Article 40 - The Company shall not record: (a) any transfers of ownership of its shares to the Acquirer or to those who will come to hold the Power of Control while such shareholder(s) have not signed the Statement of Consent of the Controlling Shareholders, if applicable, as required under the Level 2 Regulations; and (b) at its registered office a Shareholders' Agreement providing for the exercise of the Power of Control while its signatories have not signed the Statement of Consent of the Controlling Shareholders referred to in Item "a" above.

Article 41 - Any person or group of persons that, directly or indirectly, acquires a stake in excess of twenty percent (20%) of the common shares issued by the Company ("Relevant Shareholding"), either through a single transaction or through successive transactions, shall be required to conduct a mandatory public tender offer for the acquisition of all remaining shares and securities convertible into shares issued by the Company. For avoidance of doubt, the transactions expressly set forth in the Restructuring Documents of the Company shall not trigger the mandatory public tender offer as determined by this Article 41...

Sole Paragraph - The price per share to be offered to holders of common shares shall be the greater of: (i) the highest price per share paid by the acquiring shareholder in the twelve (12) months preceding the attainment of the Relevant Shareholding, (ii) the highest trading price of the shares over the past twenty-four (24) months preceding the attainment of the Relevant Shareholding, or (iii) the Fair Market Value of the shares as determined by a first tier appraiser (pursuant to Article 44 below), in all cases, as applicable, adjusted for corporate events, such as the distribution of dividends or interest on equity, reverse splits, share splits, bonus shares, except those related to corporate reorganization operations.

Article 42 - In the public tender offer for the acquisition of shares to be made by the Controlling Shareholder or the Company for purpose of canceling of the registration as a publicly-held company, the minimum price to be offered shall correspond to the Fair Market Value calculated in the valuation report referred to in Article 44 of these Bylaws, in compliance with the applicable legal and regulatory requirements.

Article 43 - The Company's withdrawal from Level 2 Regulations must be: (i) approved by the General Shareholders’ Meeting; and (ii) communicated to B3 in writing at least thirty (30) days in advance.

Sole Paragraph - If the Company decides to withdraw from Level 2 Regulations so that the securities issued by it may be admitted to trading outside Level 2, or due to a corporate reorganization operation, in which the company resulting from this reorganization does not have its securities admitted to trading at Level 2 within one hundred and twenty (120) days from the date of the General Shareholders' Meeting that approved such reorganization, the Controlling Shareholder, if applicable, shall make a public tender offer for the acquisition of the shares held by the other shareholders of the Company, at no less than the respective Fair Market Value to be determined in a valuation report prepared pursuant to Article 44 of these Bylaws, in compliance with the applicable legal and regulatory requirements.

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Article 44 - The valuation report referred to in these Bylaws shall be prepared by a specialized organization or firm with proven experience and independence from the decision-making authorities of the Company, its Directors and Officers, and/or the Controlling Shareholders, if applicable, and the report shall also comply with the requirements of article 8, Paragraph 1, of the Brazilian Corporation Law and include the liability provisions specified in article 8, Paragraph 6, of the Brazilian Corporation Law. The selection of the organization or specialized firm responsible for determining the Company's Fair Market Value shall be made exclusively by the General Shareholders' Meeting, based on the presentation by the Board of Directors of a shortlist of three, and the respective resolution, shall be approved, excluding blank votes, with each share, regardless of type or class, having the right to one vote, and must be approved by a majority of the votes of the shareholders representing the Outstanding Shares present at the General Shareholders' Meeting that decides on the matter, which, if convened on the first call, must be attended by at least twenty percent (20%) of the total Outstanding Shares, in accordance with the quorum requirements in article 125 of the Brazilian Corporation Law, or if convened on the second call, may be attended by any number of shareholders representing the Outstanding Shares. The costs of preparing the valuation report must be borne entirely by the offeror.

Article 45 - The Controlling Shareholder shall be exempt from making the public tender offer referred to in the Sole Paragraph of Article 43 of these Bylaws if the Company delists from Level 2 due to the execution of the Company's participation agreement in the special segment of B3 called Novo Mercado ("Novo Mercado") or if the company resulting from the corporate reorganization obtains authorization to trade securities on the Novo Mercado within one hundred and twenty (120) days from the date of the Shareholders' Meeting that approved such reorganization.

Article 46 - In the event that there is no Controlling Shareholder, and a resolution is passed to delist the Company from Corporate Governance Level 2 so that the securities issued by it may be admitted to trading outside Level 2, or as a result of a corporate reorganization, in which the company resulting from such reorganization does not have its securities admitted to trading on Level 2 or on the Novo Mercado within one hundred and twenty (120) days from the date of the General Shareholders' Meeting that approved such reorganization, such delisting shall be subject to the holding of a public tender offer for the acquisition of shares under the same conditions set forth in the Sole Paragraph of Article 43 above.

Paragraph 1 - The Shareholders' Meeting must determine the person(s) responsible for conducting the public tender offer for the acquisition of shares, who, if present at the meeting, must expressly assume the obligation to conduct the offer.

Paragraph 2 - In the absence of a designated person responsible for conducting the public tender offer for the acquisition of shares, in the event of a corporate reorganization operation in which the resulting company does not have its securities admitted to trading on Level 2, the shareholders who voted in favor of the corporate reorganization shall be responsible for conducting such offer.

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Article 47 - The Company's delisting from Level 2 due to non-compliance with the obligations set forth in the Level 2 Regulations shall be subject to a public tender offer for the acquisition of shares, at the Fair Market Value of the shares, to be determined in the valuation report referred to in Article 44 of these Bylaws, in compliance with the applicable legal and regulatory requirements.

Paragraph 1 - The Controlling Shareholder shall conduct the public tender offer for the acquisition of shares provided for in this Article 47.

Paragraph 2 - In the event that there is no Controlling Shareholder and the delisting from Level 2 referred to in caput is the result of a General Shareholders' Meeting resolution, the shareholders who voted in favor of the resolution that led to the respective non-compliance must conduct the public tender offer for the acquisition of shares provided for in the caput.

Paragraph 3 - In the event that there is no Controlling Shareholder and the delisting from Level 2 referred to in the caput occurs due to an act or omission by the Directors or Officers, the Company's Directors shall convene a General Shareholders' Meeting whose agenda shall be a resolution on how to remedy the non-compliance with the obligations set forth in the Level 2 Regulations or, if applicable, to resolve on the Company's delisting from Level 2.

Article 48 - A single public tender offer for the acquisition of shares may be made for more than one of the purposes set forth in this Chapter VII, the Level 2 Regulations, or in the regulations issued by the CVM, provided that it is possible to harmonize the procedures of all types of public tender offers for the acquisition of shares, and there is no prejudice to the recipients of the offer, and the authorization of the CVM is obtained when required by applicable law.

Article 49 - The shareholders responsible for conducting the public tender offer provided for in this Chapter VII, in the Level 2 Regulations or in the regulations issued by the CVM may ensure that the offer is carried out through any shareholder or third party. The shareholder shall not be released from the obligation to conduct the tender offer until it is concluded, in compliance with the applicable rules.

Sole Paragraph - Notwithstanding the provisions of Chapter VII of these Bylaws, the provisions of the Level 2 Regulations shall prevail over the provisions of the Bylaws in the event of prejudice to the rights of the recipients of the offers mentioned in these Articles.

Chapter VIII
ARBITRATION

Article 50 - The Company, its shareholders, Directors and Officer, and the members of the Strategy Committee and Fiscal Council, undertake to resolve, by means of arbitration, before the Market Arbitration Chamber, any and all disputes or controversies that may arise among them, related to, or arising from, in particular, the application, validity, effectiveness, interpretation, breach, and the effects thereof, of the provisions contained in the Brazilian Corporation Law, these Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the operation of the capital markets in general, in addition to those contained in the Level 2 Regulations, the Arbitration Regulations, the Sanctions Regulations and the Level 2 Participation Agreement.

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Sole Paragraph - Without prejudice to the validity of this arbitration clause, any request for urgent measures by the parties, before the Arbitral Tribunal is constituted, shall be referred to the Judiciary, in accordance with Item 5.1.3 of the Arbitration Regulations of the Market Arbitration Chamber.

Chapter IX
LIQUIDATION AND DISSOLUTION

Article 51 - The Company shall be liquidated in the cases provided for by law or by resolution of the General Shareholders' Meeting.

Sole Paragraph - The General Shareholders’ Meeting shall appoint the liquidator, and the Fiscal Council shall function during the liquidation period.

Chapter X
DEFINITIONS

Article 52 - For the purposes of these Bylaws, terms with initial capital letters shall have the following meanings, without prejudice to other terms defined herein:

(a)	"Acquirer" means the person to whom the Selling Controlling Shareholder transfers the Controlling Shares in a Disposal of Control of the Company.
(b)	“Cause” means (i) the conviction of, or plea of guilty or nolo contendere to a felony; (ii) any willful material violation of the Company’s material policies of the Company that results in material economic or reputational harm to the Company; (iii) willful and intentional neglect in the performance of duties for the Company or intentional and repeated failure or refusal to perform such duties that results in material economic or reputational harm to the Company; and (iv) material breach of any material non-competition, non-solicitation, confidentiality, or non-disparagement obligation to the Company that results in material economic or reputational harm to the Company.
(c)	"Control" (as well as its related terms, "Power of Control", "Controller", "under common Control" or "Subsidiary") means the power effectively used to direct corporate activities and guide the operation of the Company's bodies, directly or indirectly, in fact or in law, regardless of the shareholding held. There is a relative presumption of ownership of Control in relation to the person or Group of Shareholders who hold shares that have secured them an absolute majority of the votes of the shareholders present at the last three (3) General Shareholders’ Meetings of the Company, even if they do not hold the shares that secure them an absolute majority of the voting capital.

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(d)	"Controlling Shareholder" means the shareholder(s) or Group of Shareholders exercising the Power of Control of the Company, if applicable.
(e)	"Controlling Shares" means the block of shares that ensures, directly or indirectly, to its holder(s) the individual and/or shared exercise of the Company's Power of Control.
(f)	"Disposal of Control of the Company" means the transfer to a third party, for consideration, of the Controlling Shares, as applicable.
(g)	“Effective Date” means the date of consummation of the Restructuring Plan, subject to the terms and conditions set forth in the Restructuring Plan.
(h)	"Fair Market Value" means the value of the Company and its shares that may be determined by a specialized firm, using a recognized methodology or based on other criteria that may be defined by the CVM.
(i)	"Group of Shareholders" means the group of persons: (i) bound by contracts or voting agreements of any nature, either directly or through Subsidiaries, Controllers or companies under common Control; or (ii) between which there is a Control relationship, either directly or indirectly; or (iii) who are under common Control.
(j)	“Independent Auditor” means one of the following firms: (i) Grant Thornton, (ii) PricewaterhouseCoopers, (iii) Ernst & Young, (iv) KPMG, or (v) Deloitte Touche Tohmatsu.
(k)	"Independent Director" shall have the meaning ascribed to it in the Level 2 Regulations.
(l)	"Outstanding Shares" means all shares issued by the Company, regardless of type or class, with the exception of shares held by the Controlling Shareholder, if any, by persons related to the Controlling Shareholder, as applicable, by the Company's Directors and Officers, and those held in treasury. In case of the tender offer due to the acquisition of Relevant Shareholding, this concept shall also include the shareholders responsible for conducting the tender offer.
(m)	“Plan Supplements” means any supplements to the Restructuring Plan.
(n)	“"Restructuring Documents” means the Restructuring Plan, the Plan Supplements and the Warrant Agreement.
(o)	“Restructuring Plan” means the Revised Joint Chapter 11 Restructuring Plan of Azul S.A. and Its Debtor Affiliates, including all its exhibits, schedules and supplements, as amended from time to time.
(p)	"Selling Controlling Shareholder" means, if applicable, the Controlling Shareholder when it promotes the Disposal of Control of the Company.
(q)	“Warrant Agreement” means a certain Warrant Agreement to be entered into by and among the Company and certain holders in connection with the Restructuring Plan and the Plan Supplements.

Chapter XI
GENERAL PROVISIONS

Article 53 – Notwithstanding the provisions set forth in the Brazilian Corporations Law, the Company shall use its commercially reasonable efforts to provide any information reasonably requested by shareholders to enable the shareholders (and its direct and indirect equityholders) to make tax filings and/or file forms with applicable regulators to the extent such filings are required by law.

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Article 54 - Cases not covered by these Bylaws shall be resolved by the General Shareholders’ Meeting and governed in accordance with the provisions of the Brazilian Corporation Law and the Level 2 Regulations.

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